Exhibit to Accompany
Sub-Item 77(O): Transactions effected pursuant to Rule 10f-3
FORM N-SAR
THE MARSICO INVESTMENT FUND  (the "Funds")
File Number: 811-08397
Period October 01, 2002 through March 31, 2003

Name of Issuer: Wynn Resorts Limited
Date of Offering:10/25/02
Date of Purchase:10/25/02
Underwriter from whom purchased: Deutsche Bank,
Bear Stearns, JP Morgan, Dresdner Kleinwort,
Jefferies & Co., Lazard Freses & Co., SG Cowen,
Thomas Weisel Partners
"Affiliated Underwriter" in the syndicate: Banc of America
     Securities LLC
Aggregate principal amount of purchase:	Growth $45,500,000
Aggregate principal amount of offering: $450 million
Purchase price (net of fees and expenses):$13 / share
Commission, spread or profit:	$0.546 / share

Name of Issuer: Capital One Financial
Date of Offering:04/17/02
Date of Purchase:04/17/02
Underwriter from whom purchased: Credit Suisse First Boston, Salomon Smith Barney, JP Morgan, Lehman Brothers, Inc. "Affiliated Underwriter" in the syndicate: Banc of America
     Securities LLC
Aggregate principal amount of purchase: Growth $6,250,000 Aggregate principal amount of offering: $650 million Purchase price (net of fees and expenses):$50 / share
Commission, spread or profit:	$0.900 / share


Name of Issuer: Converium Holdings AG
Date of Offering:12/11/01
Date of Purchase:12/11/01
Underwriter from whom purchased: Merrill Lynch,
UBS Warburg, Fox-Pitt Kelton
"Affiliated Underwriter" in the syndicate: Banc of America
     Securities LLC
Aggregate principal amount of purchase:	International
Opportunities 1,230,000 CHF
Aggregate principal amount of offering: 2,870,000,000 CHF
Purchase price (net of fees and expenses): 82 CHF / share
Commission, spread or profit:	1.353 CHF / share